Exhibit 3.5

LIMITED LIABILITY COMPANY AGREEMENT

OF

ALTERRA FINANCE LLC

This Limited Liability Company Agreement (this “Agreement”) of Alterra Finance LLC (the “Company”), is entered into by Harbor Point U.S. Holdings, Inc., a Delaware corporation, as the sole member of the Company (the “Member”), this 19th day of May, 2010.

1. Formation. Robert Friedman, as an “authorized person” within the meaning of the Delaware Limited Liability Company Act (6 Del. C. §§ 18-101, et seq.), as amended from time to time (the “Delaware Act”), has executed, delivered and filed the initial Certificate of Formation of the Company with the Secretary of State of the State of Delaware on May 14, 2010. Upon the filing of the initial Certificate of Formation with the Secretary of State of the State of Delaware, his powers as an “authorized person” ceased, and the Member thereupon became the designated “authorized person” and shall continue as the designated “authorized person” within the meaning of the Delaware Act. Upon the filing of the initial Certificate of Formation of the Company with the Secretary of State of the State of Delaware, and the entering into of this Agreement by the Member, the Member hereby forms a limited liability company under the Delaware Act. The Member shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any other jurisdiction in which the Company may wish to conduct business.

2. Name. The name of the Company is Alterra Finance LLC. The business of the Company shall be conducted under such name or such other names that comply with applicable law as the Member may from time to time deem necessary or desirable.

3. Purpose and Powers. The purpose of the Company shall be to engage in any lawful business or activity for which limited liability companies may be formed under the Delaware Act. The Company shall possess and may exercise all of the powers and privileges granted by the Delaware Act or by any other law or by this Agreement, together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the purpose of the Company.

4. Registered Office and Registered Agent. The address of the registered agent of the Company in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801 and the name of the registered agent of the Company for service of process on the Company at such address is The Corporation Trust Company.

5. Member. Simultaneously with its execution of this Agreement, the Member is hereby admitted as the sole member of the Company and agrees to be bound by the terms of this Agreement. The Member shall have the sole limited liability company interest (as defined in the Delaware Act) in the Company (the “Interest”) and the other rights, powers, duties and obligations provided in the Delaware Act, except, to the extent permitted by the Delaware Act, as otherwise provided herein.

6. Capital Contribution. The Member shall have the right, but not the obligation, to make additional capital contributions to the Company as the Member in its sole discretion may determine.

7. Allocations and Distributions. The net profits and net losses of the Company, and other items of income, gain, loss, deduction and credit, will be allocated 100 percent to the Member for capital account and federal income tax purposes, and the Company, as a separate entity, is to be disregarded for federal income tax purposes. Subject to Sections 18-607 and 18-804 of the Delaware Act, the Company shall make such distributions to the Member as the Member determines.

8. Management by Member. The management and control of the Company shall be vested entirely in the Member. The Member shall have all the rights and powers that are conferred by law or are otherwise necessary, advisable or convenient to the discharge of the Member’s duties and to the management of the business and affairs of the Company. No person or entity dealing with the Company shall have any obligation to inquire into the power or authority of the Member acting for such purposes on behalf of the Company.

9. Transfer of Interest; Admission of Additional Members The Member may assign its Interest in whole or in part at any time. Upon assignment of the Member’s entire Interest to a transferee, the transferee shall automatically be deemed admitted to the Company as a substituted member of the Company, the Member shall simultaneously be deemed to have resigned from the Company as a member of the Company, and the Company shall continue without dissolution (and all applicable references herein to the “Member” shall be read as references to the transferee as the substituted member of the Company); provided, in any event, that the transferee must agree in a document or instrument to be bound by the terms of this Agreement. One or more additional members of the Company may be admitted to the Company with the consent of the Member. Upon the admission to the Company of any additional member(s), the members of the Company shall cause this Agreement to be amended and restated to reflect the admission of such additional member(s) and the initial capital contribution, if any, of such additional member(s) and the intention of the members to cause the Company to be classified as a partnership or corporation for federal income tax purposes, and to include such other provisions as the members may agree to reflect the change of status of the Company from a single member limited liability company to a limited liability company with two or more members.

10. Resignation of Members; Events of Bankruptcy. Except as provided in the mandatory provisions of the Delaware Act and pursuant to the second sentence of Section 9, no right is given to any member of the Company to resign from the Company. The Member shall not cease to be a member of the Company upon the happening of any of the events specified in Section 18-304 of the Delaware Act.

11. Dissolution and Term of the Company. The Company shall dissolve upon any act or event causing the dissolution of the Company under the Delaware Act, unless, if permitted by the Delaware Act, the Company is continued in accordance with the Delaware Act. Subject to an earlier dissolution as described in the preceding sentence, the Company shall have a perpetual existence.

12. Limitation of Liability and Indemnification of Member.

(a) Except as otherwise required by the Delaware Act, the Member shall not be liable for the debts, obligations or liabilities of the Company, whether arising in contract, tort, or otherwise, solely by reason of being a member of the Company.

(b) The Member shall not be liable to the Company or to any other member of the Company or other person or entity who may become a party to or bound by this Agreement for any breach of this Agreement or of any duties (including fiduciary duties) arising under or in connection with this Agreement or the Company other than for any act or omission that constitutes a bad faith violation of the implied contractual covenant of good faith and fair dealing.

(c) To the fullest extent permitted by applicable law, the Company shall (i) indemnify and hold harmless any person (a “Covered Person”) who was or is a party or was or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to become a direction or officer of the Company, or is or was serving at the request of the Company as a director, officer, manager or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, domestic or foreign, against all expenses, attorneys’ fees, court costs, judgments, fines, amounts paid in settlement and other losses incurred or suffered by such Covered Person in connection with such action, suit or proceeding and (ii) advance expenses incurred by such Covered Person in defending or otherwise participating in such action, suit or proceeding in advance of its final disposition to the fullest extent permitted by applicable law upon receipt of an undertaking by the Covered Person to repay such amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such Covered Person is not entitled to be indemnified by the Company for such expenses under this Section 12 or otherwise.

13. Amendment. This Agreement may be amended by the Member; provided, however, that any amendment to this Agreement must be in writing and signed by the Member.

14. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law principles.

15. Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof; provided that if any provision of this Agreement, as applied to any party or to any circumstance, is judicially determined not to be enforceable in accordance with its terms, the court judicially making such determination may modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its modified form, such provision will then be enforceable and will be enforced.

16. Effectiveness of Agreement. Pursuant to Section 18-201(d) of the Delaware Act, this Agreement shall be effective as of the time of the filing of the initial Certificate of Formation of the Company with the Secretary of State of the State of Delaware on May 14, 2010.

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IN WITNESS WHEREOF, the undersigned has executed this Limited Liability Company Agreement as of the date first written above.

MEMBER:

HARBOR POINT U.S. HOLDINGS, INC.

By:	/S/ THOMAS C. WAFER
Name: Thomas C. Wafer
Title: President

Signature Page to Alterra Finance LLC Agreement

Exhibit A

Member	Capital Contribution

Harbor Point U.S. Holdings, Inc. 4 Essex Avenue Bernardsville, NJ 07924	$100

Exhibit A to Alterra Finance LLC Agreement